Exhibit 99.1

Concentrix Closes Acquisition of ServiceSource,
a Global B2B Digital Sales Company

NEWARK, Calif., July 20, 2022 (GLOBE NEWSWIRE) — Concentrix Corporation (Nasdaq: CNXC), a leading global provider of customer experience (CX) solutions and technologies, has closed its recently announced acquisition of ServiceSource International, Inc., a global market leader in B2B digital sales.
This transaction positions Concentrix for greater expertise in B2B sales capabilities on a global scale, further enhancing its portfolio of offerings and ability to deliver stronger returns for some of the most innovative technology and new economy brands in the world.
“We’re excited to welcome the ServiceSource staff to the Concentrix team,” said Chris Caldwell, President and CEO, Concentrix. “We believe that by adding these highly complementary solutions and capabilities we are able to broaden our service offerings and address new and existing clients’ growing demands for driving revenue with exceptional CX.”
“We are excited to embark on our journey as one company, equipped to deliver the market’s broadest and most differentiated set of solutions to transform customer acquisition, engagement, growth, and retention,” said Mike Naughton, Chief Operating Officer, ServiceSource. “We look forward to continuing to build clients for life together under a shared vision of the future of CX.”
Concentrix remains committed to Reimagining Everything CX for its clients and delivering strong returns to their shareholders through strategic investments. Today, it celebrates another exciting milestone in its journey to become the greatest customer engagement company in the world, rich in diversity and talent. This acquisition supports its growth strategy of investing in capabilities that transform and deliver epic customer experiences for leading brands around the world.

About Concentrix
Concentrix Corporation (Nasdaq: CNXC), is a leading global provider of customer experience (CX) solutions and technology, improving business performance for some of the world’s best brands including over 100 Fortune Global 500 clients and over 125 new economy clients. Every day, from more than 40 countries and across 6 continents, our staff delivers next generation customer experience and helps companies better connect with their customers. We create better business outcomes and help differentiate our clients by reimagining everything CX through Strategy + Talent + Technology. Concentrix provides services to clients in our key industry verticals: technology & consumer electronics; retail, travel & ecommerce; banking, financial services & insurance; healthcare; communications & media; automotive; and energy & public sector. Visit www.concentrix.com to learn more.

Safe Harbor
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include, but are not limited to, statements regarding the expected benefits of the acquisition of ServiceSource, including the Company’s ability to deliver stronger returns for its clients and the growing demand for the Company’s services, and statements that include words such as believe, expect, may, will, provide, could and should and other similar expressions. These forward-looking statements are inherently uncertain and involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things: risks related to general economic conditions, including uncertainty related to the COVID-19 pandemic, the conflict in Ukraine and their effects on the global economy, supply chains, inflation, the Company’s business and the businesses of its clients; other communicable diseases, natural disasters, adverse weather conditions or public health crises; cyberattacks on the Company’s or its clients’ networks and information technology systems; the inability to protect personal and proprietary information; the

© 2022 Concentrix Corp. All Rights Reserved. Confidential and Proprietary.

failure of the Company’s staff and contractors to adhere to the Company’s and its clients’ controls and processes; the inability to execute on the Company’s digital CX strategy; the inability to successfully identify, complete and integrate strategic acquisitions or investments, including the integration of ServiceSource and the ability to retain key employees; competitive conditions in the Company’s industry and consolidation of its competitors; geopolitical, economic and climate or weather related risks in regions with a significant concentration of the Company’s operations; higher than expected tax liabilities; the loss of key personnel; the demand for CX solutions and technology; variability in demand by the clients or the early termination of the Company’s client contracts; the level of business activity of the Company’s clients and the market acceptance and performance of their products and services; the operability of communication services and information technology systems and networks; changes in law, regulations or regulatory guidance; currency exchange rate fluctuations; damage to the Company’s reputation through the actions or inactions of third parties; increases in the cost of labor; investigative or legal actions; and other factors contained in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2021 filed with the Securities and Exchange Commission and subsequent SEC filings. The Company does not undertake a duty to update forward-looking statements, which speak only as of the date on which they are made.

Copyright 2022 Concentrix Corporation
All rights reserved. Concentrix, the Concentrix logo, and all other Concentrix company, product and services names and slogans are trademarks or registered trademarks of Concentrix Corporation and its subsidiaries. Concentrix and the Concentrix logo Reg. U.S. Pat. & Tm. Off. and applicable non-U.S. jurisdictions. Other names and marks are the property of their respective owners.

Investor Contact:
David Stein
Investor Relations
Concentrix Corporation
david.stein@concentrix.com
(513) 703-9306

© 2022 Concentrix Corp. All Rights Reserved. Confidential and Proprietary.
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